EXHIBIT 12

PEPSICO, INC. AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges

(in millions except ratio amounts, unaudited)

                                                                 36 Weeks Ended
                                                                -----------------
                                                                 9/2/00    9/4/99
                                                                -------   -------
Earnings:                                                                      (a)

Income before income taxes............................           $2,312    $2,933

Joint ventures and minority interests, net............             (116)      (67)

Amortization of capitalized interest..................                5         3

Interest expense......................................              156       300

Interest portion of rent expense (b)..................               22        35
                                                                -------   -------

  Earnings available for fixed charges................           $2,379    $3,204
                                                                =======   =======

Fixed Charges:

Interest expense......................................           $  156    $  300

Capitalized interest..................................                2         5

Interest portion of rent expense (b)..................               22        35
                                                                -------   -------

  Total fixed charges.................................           $  180    $  340
                                                                =======   =======

Ratio of Earnings to Fixed Charges (c)................            13.19      9.44
                                                                =======   =======

(a) Includes  the  impact  of an asset  impairment  and  restructuring  charge  of $65 and gain on  bottling transactions of $1 billion.  Excluding  the charge and the gain,  the ratio of earnings to fixed charges for the 36 weeks ended September 4, 1999 would have been 6.68.

(b) One-third of net rent expense is the portion deemed representative of the interest factor.

(c) Based on unrounded amounts.